UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 9, 2007 (July 9, 2007)
DYNAMEX INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-21057 (Commission File Number)	86-0712225 (I.R.S. Employer Identification No.)

5429 LBJ Freeway, Suite 1000 Dallas, Texas (Address of principal executive offices)		75240 (Zip Code)
Registrant’s telephone number, including area code:
(214) 560-9000
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Dynamex Inc. announced the hiring of Maurice Levy as Chief Operating Officer effective July 9, 2007. Mr. Levy will assume responsibility for the U.S. and Canadian field operations, sales and marketing and will be based at the Company’s headquarters in Dallas, Texas.
Mr. Levy, age 49, most recently served in a Sales and General Management capacity for Executive Jet Management, a NetJets and Berkshire Hathaway Company, as the Senior Vice President of Charter where he had responsibility for Charter Sales and Services including field sales, customer service, trip scheduling, and related ground logistics. Before joining Executive Jet Management, Levy was Senior Vice President, Sales and Marketing, for Magnatrax Corporation, an Atlanta-based manufacturer of pre-engineered metal buildings and components, and other engineered products.
In previous roles, Mr. Levy served 10 years as a Senior Vice President at Purolator Courier Limited, Canada’s leading overnight transportation company. During this time he was responsible for Retail Operations, Sales, Marketing, Field Technical Services, United States Sales and Operations and New Business Ventures. Prior to Purolator, Mr. Levy held various positions at Federal Express over an 11-year period in the United States and Canada.
Mr. Levy entered into an employment agreement which provides for an initial annual base salary of $265,000, a stock option grant to purchase 7,500 shares upon employment, a target bonus of 35% of normal annual salary based on the achievement of certain Company financial goals and personal objectives for the Company’s fiscal year beginning August 2007, an automobile allowance of $12,000 annually, Company paid health benefits and severance benefits under certain conditions of up to six-month’s base salary and certain other benefits.
Item 9.01 Financial Statements and Exhibits

99.1	Press release of Dynamex Inc. dated July 9, 2007 announcing the appointment of Maurice Levy as Chief Operating Officer.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DYNAMEX INC.
Dated: July 9, 2007	By:	/s/Ray E. Schmitz
Ray E. Schmitz
Vice President and Chief Financial Officer